Exhibit 99.1

  Midas Announces $50.0 Million Addition to Share Repurchase Program

    ITASCA, Ill.--(BUSINESS WIRE)--May 8, 2007--Midas, Inc. (NYSE:
MDS) announced today that its board of directors has authorized adding $50.0 million to the current share repurchase program initially authorized in November 2004.

    From early 2005 through the end of the first quarter 2007, Midas spent $43.4 million to purchase 2.1 million shares of its common stock under the previous $50.0 million authorization.

    "Midas management is focused on enhancing shareholder value and this additional repurchase authorization is evidence of that commitment," said Alan D. Feldman, Midas chairman and chief executive officer. "We expect that Midas operating activities will generate cash flow of $30 to $32 million in 2007, and we intend to use the cash primarily to repurchase shares until an appropriate acquisition opportunity arises."

    There currently are 14.7 million Midas shares outstanding. Midas closed at $21.53 today (Tuesday, May 8). Midas will purchase shares from time to time in the open market and in privately negotiated transactions depending on market and business conditions.

    Midas is one of the world's larger providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at more than 2,500 franchised, licensed and company-owned Midas shops in 18 countries, including more than 1,700 in the United States and Canada.

    NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2006 annual report on Form 10-K.

    CONTACT: Midas, Inc.
             Bob Troyer, (630) 438-3016
             www.midasinc.com